Exhibit 99.1

Date:	July 21, 2005

For Release:	Upon Receipt

Contacts:	Joe Loparco	Victoria Gallant
	860.547.3397	860.547.4938
	Joseph.Loparco@thehartford.com	Victoria.Gallant@thehartford.com

Ramon de Oliveira, Former J.P. Morgan Chase Executive, Joins The Hartford’s Board of Directors

HARTFORD, Conn. — Ramon de Oliveira, a former top executive at J.P. Morgan Chase & Company, has been elected to the board of The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest financial services and insurance companies.

A distinguished leader in the banking and securities industry, de Oliveira, 50, ran the Investment Management and Private Banking businesses for J.P. Morgan Chase and the former J.P. Morgan & Co. between 1997 and 2001, where he managed over $600 billion in institutional and retail assets. Upon the merger of J.P. Morgan & Co. and Chase, de Oliveira joined the Executive Committee of the merged company.

“With over two decades of global experience and success, Ramon has clearly established himself as a recognized leader in financial services and investment management,” said The Hartford’s chairman and CEO Ramani Ayer. “His expertise and strategic insight will be a tremendous asset to The Hartford as he joins our board of directors,” Ayer added.

De Oliveira joined J.P. Morgan & Co. in Paris in 1977, completing a number of sales and trading assignments in both New York and London before assuming responsibility for the firm’s European equities business. In 1991, de Oliveira founded and led J.P. Morgan’s Global Equities business and subsequently oversaw the firm’s portfolio of private equity investments before beginning his leadership of Investment Management and Private Banking in 1997.

A French citizen, de Oliveira is a graduate of the University of Paris and of the Institute for Political Sciences. He is currently an adjunct professor at both the Graduate School of Business at Columbia University and the Stern School of Business at New York University.

The Hartford is one of the nation’s largest financial services and insurance companies, with 2004 revenues of $22.7 billion. The company is a leading provider of investment products, life

The Harford — Ramon de Oliveira joins The Hartford’s Board of Directors /2 insurance and group benefits; automobile and homeowners products; and business property-casualty insurance. The Hartford’s Internet address is www.thehartford.com.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2004 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.